ASSETMARK FUNDS
ASSETMARK CORE PLUS FIXED INCOME FUND
REGISTRATION # 811-10267
ATTACHMENT 770

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	SELLING UNDERWRITER	LIST OF UNDERWRITERS
07/27/06	American Express Company	250,000	750,000,000	Citigroup	Goldman Sachs & Co, Citigroup, JP Morgan, DB Securities, Wachovia Securities, CSFB